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                                                                    EXHIBIT 12.1

                    WORLD COLOR PRESS, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

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                                                               FISCAL YEAR                           NINE MONTHS
                                          -----------------------------------------------------  --------------------
                                            1993       1994       1995       1996       1997       1997       1998
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes,
  extraordinary charge and cumulative
  effect of changes in accounting
  methods...............................  $ (83,094) $  39,556  $  16,461  $  80,794  $  98,560  $  62,682  $  82,251
Interest and debt issuance cost, net....     25,080     23,825     37,897     58,417     80,039     61,099     65,368
Portion of operating lease rentals
  deemed to be interest.................      7,063      9,274      8,466      9,619     11,846      8,885     11,555
Amortization of interest previously
  capitalized...........................      1,056      1,163      1,314      1,335      1,239        929      1,038
  Income (loss) available to cover fixed
    charges.............................  $ (49,895) $  73,818  $  64,138  $ 150,165  $ 191,685  $ 133,595  $ 160,211
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Fixed charges:
  Interest expense and debt issuance
    cost, net...........................  $  25,080  $  23,825  $  37,897  $  58,417  $  80,039  $  61,099  $  65,368
  Portion of operating lease rentals
    deemed to be interest...............      7,063      9,274      8,466      9,619     11,846      8,885     11,555
  Capitalized interest..................        976      1,276      1,810        252        941        603      1,874
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total fixed charges.................  $  33,119  $  34,375  $  48,173  $  68,288  $  92,825  $  70,587  $  78,797
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges......     --            2.1        1.3        2.2        2.1        1.9        2.0
Deficiency of earnings available to
  cover fixed charges...................  $ (83,014)
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